SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)


                    Under the Securities Exchange Act of 1934


                              E COM VENTURES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                            (Title of Class of Stock)

                                   071376-60-0
                                 (CUSIP Number)

                                JANUARY 14, 2003
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / /  Rule 13d-1(b)
         /X/  Rule 13d-1(c)
         / /  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 071376-60-0

1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         EISENBERG PARTNERS, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                     (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
         NUMBER OF
                                            None
         SHARES
                                    --------------------------------------------
                                    6       SHARED VOTING POWER
         BENEFICIALLY
                                            None
         OWNED BY
                                    --------------------------------------------
                                    7       SOLE DISPOSITIVE POWER
         EACH
                                            None
         REPORTING
                                    --------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
         PERSON WITH
                                            None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            None
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES* / /

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         None
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                  E Com Ventures, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  11701 N.W. 101st Road
                  Miami, Florida  33178

Item 2(a)         Name of Person Filing:

                  Eisenberg Partners, L.L.C.

Item 2(b)         Address of Principal Business Office

                  77 W. Wacker Drive
                  Chicago, Illinois  60601

Item 2(c)         Citizenship:

                  United States

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP Number:

                  071376-60-0

Item 3. This statement is not filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

Item 4.           Ownership:

                  None

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

Item 8.           Identification and Classification of Member of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated January 14, 2003


                                            EISENBERG PARTNERS, L.L.C.


                                            By:  /s/ Jeffrey Eisenberg
                                               ---------------------------------
                                                     Jeffrey Eisenberg
                                                     Manager



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